Exhibit 4.1
THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSCENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. ANY SUCH SALE, ASSIGNMENT OR TRANSFER MUST ALSO BE MADE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

August _____ , 2007	$25,000
SMART MOVE, INC.
12% Secured Convertible Note
Due September 1, 2009
No. __________
This 12% Secured Convertible Note (the “Note”) is issued by SMART MOVE, INC., a Delaware corporation (the “Company”), to                                          (the “Holder”), pursuant to that certain Subscription Agreement (the “Subscription Agreement”) of even date herewith.
FOR VALUE RECEIVED, the Company hereby promises to pay to the Holder or its successors and assigns the principal sum of Twenty Five Thousand Dollars ($25,000) together with accrued but unpaid interest on or before September 1, 2009 (the “Maturity Date”) in accordance with the following terms:
Interest. Interest shall accrue on the outstanding principal balance of this Note from the date hereof (the “Issue Date”) at a rate equal to twelve percent (12%) per annum (the “Coupon Rate”) until such accrued interest becomes due and payable. Any amount of principal or interest on this Note which is not paid when due shall bear interest from the due date thereof at the rate of eighteen percent (18%) per annum (the “Default Interest Rate”) until the same is paid. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder will be paid to the Holder or its assignee in whose name this Note is registered on the records of the Company or of the duly appointed Transfer Agent for its securities regarding registration and transfers of Notes.
Interest Payments. Interest shall accrue commencing on the Issue Date and, to the extent the principal of this Note has not previously converted or been paid in accordance with Section 1 hereof, accrued interest on the unpaid principal balance shall be payable in arrears on the first day of March, June, September and December of each year and at the Maturity Date or upon any prepayment or acceleration of the maturity of this Note. Such interest payments shall be made in cash or, subject to the Company’s election to offer to pay interest by means of a stock issuance and the Holder’s acceptance of such offer, in shares of Common Stock corresponding to the amount of accrued interest at the same $2.00 Conversion Price applicable to the principal of this Note.
Security for Repayment. This Note is one of a series of secured convertible promissory notes the Company is issuing contemporaneously to investors pursuant to a private placement as described in the Subscription Agreement. The Company also previously has issued similar secured convertible notes or debentures evidencing indebtedness incurred by the Company for financing provided by investors in earlier private placement transactions. This Note and such other secured convertible notes and debentures shall rank pari passu as to the payment of principal and interest and in respect of security for repayment. The Company hereby grants to Holder a proportionate security interest under the Uniform Commercial Code in effect in the State of Colorado., covering collateral consisting of all inventory, machinery, equipment, stocks, bonds, notes, accounts receivable, any rights or claims that the Company may have against any other person, firm, or corporation for monies, any bank accounts, checking accounts, certificates of deposit or any financial instrument, patents and intellectual property rights or any other assets owned by the Company as of the date of this agreement, or hereafter acquired. The security interest herein granted to Holder covers a pro rata portion of the above described collateral and grants Holder pari passu rights as a secured party with all other existing holders of secured convertible notes or debentures of the Company based on the proportion the principal indebtedness hereunder that is outstanding at any time bears to the aggregate indebtedness of the Company under all such secured convertible notes and debentures. All collateral rights in intellectual property and in any accounts or deposits of the Company are subject to the usual and customary rights of end-user licensees of the Company, in the case of intellectual property licensed by the Company for use by its customers, and to the rights of depository institutions, customers and trade creditors in the case of accounts arising in the ordinary course of business.

This Note is subject to the following additional provisions:
Section 1. Manner of Payment; Prepayment; Conversion at Option of Holder; Automatic Conversion
1.1 Manner of Payment. All payments of principal and interest shall be made in cash in U.S. dollars except where payment in Common Stock of the Company is expressly permitted or required under the terms of this Note. “Common Stock” as used in this Note means the common stock, $.0001 par value of the Company and stock of any other class into which such shares may hereafter be changed or reclassified. All payments shall be sent to the Holder at such address as the Holder shall give to the Company by written notice in accordance with the provisions of this Note. Each payment on this Note shall be credited first to interest on past due interest, then to past due interest, then to accrued interest and then to principal. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Colorado.
1.2 Prepayment. The principal and interest under this Note may be prepaid in cash by the Company, in whole or in part without premium or penalty, at any time prior to the Maturity Date upon thirty (30) days written notice. Upon any prepayment of the entire principal amount of this Note, all accrued but unpaid interest shall be paid to the Holder on the date of prepayment. In the event that the Holder receives written notice from the Company of the Company’s planned cash prepayment of any amount of principal and interest owing on the Note, prior to the prepayment date the Holder may elect in lieu of receiving such prepayment to convert all, but not part of the unpaid principal amount of the Note and all accrued, unpaid interest then owing into shares of Common Stock, par value $.0001 per share, at a price per share equal to the Conversion Price (as defined in 2.1 below).
Section 2. Conversion at Option of Holder; Automatic Conversion
2.1 Conversion at Option of Holder. The Holder shall have the right (the “Conversion Right”) at any time or from time to time prior to the day this Note is paid in full, to convert all or (unless the Company has issued a prepayment notice as provided in 1.2 which precludes a partial conversion) any part of the outstanding and unpaid principal amount of this Note as shall remain unpaid at the time of the conversion, into, fully paid and non-assessable shares of Common Stock, par value $.0001 per share, at a conversion price of $2.00 per share (the “Conversion Price”). The effective date of an elective conversion is the date of Holder’s delivery of a “Conversion Notice” as defined in Section 3
2.2 Automatic Conversion. The unpaid principal and accrued but unpaid interest on this Note shall convert, automatically if, on or before the Maturity Date:
2.2.1
The Company registers the underlying shares issuable upon conversion of this Note for resale by the Holder pursuant to any appropriate form of registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Resale Registration Statement”); and if

2.2.2
The Resale Registration Statement has been declared effective and remains effective for and during a period of thirty (30) consecutive trading days during which the closing bid price for a share of the Company’s Common Stock trading and quoted on each such day on the American Stock Exchange or other exchange or recognized market on which the Company’s Common Stock is then quoted or listed has equaled or exceeded $4.00 per share on each trading day, then all of the unpaid principal and accrued but unpaid interest on this Note shall convert, automatically and without any further action on the part of the Holder or the Company effective as of the close of trading on such thirtieth (30th) consecutive trading day, into a number of shares of the Company’s Common Stock, $0001 par value equal to the total amount of principal and interest converted divided by the Conversion Price.

Section 3. Mechanics of Conversion.
The Holder shall effect any elective conversions by delivering to the Company a completed notice in the form attached hereto as Exhibit “A” (a “Conversion Notice”). Unless the Holder is converting the entire principal amount outstanding under this Note or an Automatic Conversion has occurred, the Holder is not required to physically surrender this Note to the Company in order to effect conversions. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note plus any accrued and unpaid interest thereon paid in equity securities in an amount equal to the applicable conversion. The Company shall maintain records showing the principal amount converted and the date of such conversions and will promptly notify Holder if an Automatic Conversion occurs. Upon conversion of the entire unpaid principal amount of this Note and any accrued, unpaid interest, whether in connection with a conversion at the option of Holder pursuant to exercise of the Conversion Right or pursuant to an Automatic Conversion, this Note shall be surrendered by the Holder to the Company for cancellation and a certificate representing the Common Stock issued to Holder therefor shall be delivered to Holder. No fractional shares or scrip shall be issued upon any conversion of this Note. Instead of any fractional shares that would otherwise be issuable upon conversion of this Note, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the Conversion Price at which the Note was converted.
Section 4. Reservation of Authorized Shares; Certain Adjustments
4.1 Reservation of Authorized Shares. The Company agrees and represents that until this Note is paid in full or converted, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Company further agrees and represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable and that the Company will instruct its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Note.
4.1 Capital Reorganization or Reclassification. If the number of outstanding shares of Common Stock of the Company shall be increased or decreased as a result of a stock split, a reverse stock split or similar recapitalization or reclassification of stock not involving any change in the shareholder’s equity or the aggregate market value of shares outstanding as a result thereof, the per share Conversion Price shall be proportionately adjusted so that the percentage of the Common Stock acquirable by the Holder upon conversion immediately prior to the event and immediately following the event remains the same.
Section 5. Acceleration of Maturity upon an Event of Default; Holder’s Remedies
5.1 Event of Default. An event of default (“Event of Default”) shall be deemed to have occurred hereunder if the Company shall fail to pay in full any principal, accrued interest or other amounts due to Holder under this Note within fifteen (15) days after the date when such payment is due or shall default in the performance of or compliance with any covenant, agreement or other obligation of the Company contained in this Note that is not remedied, waived or cured within fifteen (15) days following the occurrence of such default in performance or noncompliance. Upon the occurrence of an Event of Default, all outstanding principal of this Note and all accrued but unpaid interest thereon shall be accelerated automatically, without any further action by any party, and shall become immediately due and payable notwithstanding any other provision of this Note, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company. At any time following any such acceleration as provided in the preceding sentence, Holder may at its option convert the principal of this Note in whole or in part into shares of Common Stock of the Company at the Conversion Price by issuance of a Conversion Notice to the Company.

5.2 Holder’s Remedies. The Company shall notify the Holder immediately in writing of the occurrence of an Event of Default, which notification shall include a summary of the material facts relating to such Event of Default and shall specify the date on which such Event of Default occurred. Holder may enforce its rights under this Note and otherwise at law or in equity or both, all remedies available to Holder under this Note or otherwise shall be cumulative, and no course of dealing between the Company and Holder or any delay or omission in exercising any power or right shall operate as a waiver thereof. If the Company fails to comply with the material terms of this Note, then the Company shall reimburse the Holder promptly for all reasonable legal fees, costs and expenses incurred by the Holder in any action in connection with the enforcement or collection of this Note or the protection, preservation or enforcement of any rights or remedies of the Holder.
Section 6. Restrictions on Securities; Registration Rights
6.1 Restrictions on Securities. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless (i) they first shall have been registered under the Securities Act of 1933, as amended, and applicable state securities laws,(ii) the Company shall have been furnished with an opinion of legal counsel (in form, substance and scope reasonably acceptable to Company) to the effect that such sale or transfer is exempt from the registration requirements of the Act or (iii) they are sold pursuant to Rule 144 under the Act. Each certificate for shares of Common Stock issuable upon conversion of this Note that have not been so registered and that have not been sold pursuant to an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSCENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. ANY SUCH SALE, ASSIGNMENT OR TRANSFER MUST ALSO BE MADE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”
6.2 Registration Rights.
6.2.1 Agreement to Register Underlying Shares. The Company agrees to use commercially reasonable efforts to file, at its expense, a registration statement under the Securities Act of 1933, as amended, on an appropriate form and at an appropriate time (to be determined in the discretion of the Company’s Board of Directors in its discretion based on the Company’s actual, notified or expected receipt of a Conversion Request or the likelihood of a near-term Automatic Conversion of the shares) to register the underlying shares into which the principal amount of the Note is convertible for resale under the Securities Act of 1033, as amended. Upon the effectiveness of a registration statement filed for resale of the underlying shares into which the Note is convertible, the Company undertakes to keep the registration statement effective until the earlier of the date that the shares have all been sold by the Holder or when the shares are eligible to be sold by the Holder pursuant to Rule 144.
6.2.2 Piggyback Registration Rights. If the Company proposes to register any of its stock or other securities under the 1933 Act (including for this purpose a registration effected by the Company for stockholders other than the Holder, but excluding any registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan, a registration made on Form S-4 or any successor forms then in effect, or an SEC Rule 145 transaction), the Company shall, at such time, promptly give Holder written notice of such registration. Upon the written request of Holder given within thirty (30) days after such notice by the Company, the Company shall cause to be registered under the 1933 Act, the number of shares acquired or acquirable by Holder upon conversion that Holder has requested to be registered, provided, however, that if the offering is an underwritten offering, and the underwriter for the offering requires a limitation of the number of shares to be included in such registration, such limitation shall be applied on a pro-rata basis among all other holders of piggyback registration rights. The expense of any such registration shall be paid by the Company.

Section 7. Costs. The Company shall pay any documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of Conversion Shares upon conversion of this Note; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved.
Section 8. Assignment. Subject to the restrictions on transfer described in Section 6, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.
Section 9. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder. Any amendment, waiver, modification or consent entered into pursuant to this Section 8 shall be effective only in the specific instance and for the specific purpose for which it was given.
Section 10. Transfer of this Note. The Holder understands that the Company will instruct any transfer agent not to register the transfer of this Note (or the Conversion Shares issued upon conversion of this Note) unless the conditions specified in the legend set out in all capital letters at the top of this Note are satisfied.
Section 11. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex if sent during normal business hours of the recipient (or if not, on the next business day of the recipient); three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or otherwise upon delivery by hand or by messenger or one day after timely deposit with a nationally recognized courier service making normal deliveries on the day following such deposit, addressed (a) if to Holder, to the Holder’s address as set forth below, or to such other address as such Holder shall have furnished to the Company in writing, or (b) if to the Company, it to Smart Move, Inc, 5990 Greenwood Plaza Blvd, Suite 390, Greenwood Village, CO 80111, Attention: Chris Sapyta, President, facsimile number (720) 488-0199 or to such other addresses as the Company shall have furnished to the Holder.
Section 12 No Rights of a Shareholder. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company prior to the time that this Note is converted into pursuant to Section 8.
Section 13. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the state and federal courts sitting in the State of Colorado in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.
Section 14. Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.
Section 15. Lost, Stolen or Mutilated Note. If this Note is lost, stolen, mutilated or destroyed, the Company will, on such reasonable terms with respect to indemnity or otherwise as it may in its discretion impose, issue a new note of like denomination, tenor, and date as this Note. Any such new note shall constitute an original contractual obligation of the Company, and the lost, stolen, mutilated or destroyed, as applicable, Note shall be null and void.

Section 16. Severability or Partial Invalidity. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.
IN WITNESS WHEREOF, the Company has caused this Secured Convertible Note to be duly executed by a duly authorized officer as of the date set forth above.

SMART MOVE, INC.
By:
	Name:	Chris Sapyta
	Title:	President and Chief Executive Officer

EXHIBIT “A”
NOTICE OF CONVERSION
(To be executed by the Holder in order to elect to convert the Note)
TO:
The undersigned hereby irrevocably elects to convert the principal amount of the above Note into Shares of Common Stock of SMART MOVE, INC., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Applicable Conversion Price:		$2.00
Signature:
Name:
Address:
Note amount converted:	$
Number of shares of Common Stock to be issued:
Please issue the shares of Common Stock in the following name and to the following address:
Issue to:
Authorized Signature:
Name:
Title:
Phone Number:
Broker DTC Participant Code:
Account Number:
If this name is different from the name of the Holder, the Holder will have to show compliance for such transfer with federal and applicable state securities laws or in accordance with the plan of distribution in any Registration Statement.
By submitting this Notice of Conversion, the undersigned Holder represents and warrants to the Company that Holder is an accredited investor as that term is defined in SEC Rule 501(a) or otherwise able to evaluate the risks and merits of an investment, that the Holder is a sophisticated investor as required by SEC Rule 506, that it has completed such investigation into the Company and the securities being acquired pursuant to this Notice of Conversion as the undersigned (in consultation with its advisors) has determined appropriate, and that it is submitting this Notice of Conversion of its own volition and free will.

By:	Date:

Name:
Address:

Social Security Number